As filed with the Securities and Exchange Commission on September 12, 1997
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           ---------------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                           ---------------------------

                             PINNACLE SYSTEMS, INC.
             (Exact name of Registrant as specified in its charter)


           California                                         94-3003809
  (State or other jurisdiction                              (IRS Employer
of incorporation or organization)                       Identification Number)

                              280 North Bernardo Ave.
                          Mountain View, California 94043
                                   (650) 526-1600
                         (Address, including zip code, and
                       telephone number, including area code, of Registrant's principal executive offices)

                               ARTHUR D. CHADWICK
                   Vice President, Finance and Administration,
                      Chief Financial Officer and Secretary
                             PINNACLE SYSTEMS, INC.
                             280 North Bernardo Ave.
                         Mountain View, California 94043
                                 (650) 526-1600
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           ---------------------------

                                   Copies to:
                              ROBERT P. LATTA, ESQ.
                             CHRIS F. FENNELL, ESQ.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

                           ---------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                           ---------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                                                 CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          Proposed
                                                                          Maximum               Proposed
                                                     Amount               Offering              Maximum
            Title of Each Class of                    to be              Price Per             Aggregate             Amount of
         Securities to be Registered               Registered             Share(1)         Offering Price(1)    Registration Fee(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value per share..........     203,565(2)              $24.31              $4,948,665               $1,500
====================================================================================================================================

(1)  Estimated   solely  for  the  purpose  of  computing   the  amount  of  the
     registration fee. The estimate is made pursuant to Rule 457 of the Securities Act of 1933, as amended.

(2) Includes Preferred Share Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the Common Stock.

                           ---------------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (Subject to Completion)
Issued September 12, 1997

                                 203,565 Shares

                             PINNACLE SYSTEMS, INC.

                                  COMMON STOCK
                                 (no par value)

                             ----------------------


         This Prospectus may be used in connection with the offer and sale, from time to time, of up to 203,565 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Pinnacle Systems, Inc. ("Pinnacle" or the
"Company"), for the account of Miro Computer Products AG, a corporation organized under the laws of Germany (the "Selling Shareholder"). All of the Shares covered hereby are to be sold by the Selling Shareholder. The Company will not receive any of the proceeds of sales made hereunder. The expenses incurred in registering the Shares, including legal and accounting fees, will be borne by the Company. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

         The Shares offered hereby were acquired by the Selling Shareholder from the Company in connection with the acquisition by the Company of certain of the assets of the Selling Shareholder and certain subsidiaries of the Selling Shareholder in August 1997. The Shares may be offered and sold from time to time by the Selling Shareholder directly or through broker-dealers or underwriters who may act solely as agents, or who may acquire the Shares as principals. The distribution of the Shares may be effected in one or more transactions that may take place through the Nasdaq National Market, including block trades or ordinary broker's transactions, or through privately negotiated transactions, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the Selling Shareholder in connection with such sales. See "Plan of Distribution."

         The Common Stock of Pinnacle is traded on the Nasdaq National Market under the symbol "PCLE." On September 11, 1997, the closing sale price of a share of Pinnacle's Common Stock on the Nasdaq National Market was $24.75.

         See "Risk Factors" on page 4 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

         The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                             ----------------------

         No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             ----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is _________, 1997

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information..........................................................2
Information Incorporated by Reference..........................................3
Forward Looking Information....................................................3
The Company....................................................................4
Risk Factors...................................................................4
Use of Proceeds................................................................9
Selling Shareholder............................................................9
Plan of Distribution...........................................................9
Experts  .....................................................................10
Legal Matters.................................................................10


                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its office at Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov. The Company's Common Stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the National Association of Securities Dealers, Inc., 1735 K Street N.W., Washington, D.C. 20002.

         The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

         There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

         (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997;

         (2)      the  Company's  Current  Report on Form 8-K filed on September
                  12, 1997;

         (3)      the description of the Company's Common Stock contained in its
                  Registration   Statement   on  Form  8-A  as  filed  with  the
                  Commission on September 9, 1994; and

         (4) the description of the Company's Preferred Share Purchase Rights contained in its Registration Statement on Form 8-A as filed with the Commission on December 19, 1996.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of securities contemplated hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for all purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to: Chief Financial Officer, Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94043; telephone number (650) 526-1600.


                           FORWARD LOOKING INFORMATION

         This Prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below. Reference is made in particular to the discussion set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Annual Report on Form 10-K for the fiscal year ended June 30, 1997, incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, prospective purchasers of the Common Stock offered hereby should carefully consider the factors set forth in this Prospectus under "Risk Factors."

                                   THE COMPANY

         Pinnacle Systems, Inc. ("Pinnacle" or the "Company") designs, manufactures, markets and supports video post-production tools for high quality real time video processing. The Company's products combine computer based and specialized video processing technologies which perform a variety of video post-production functions such as the addition of special effects, graphics and titles to multiple streams of live or previously recorded video material. The Company has sold over 10,000 post-production systems since the company's inception in 1986 to customers in more than 60 countries. In 1994 the Company introduced Alladin, its first PC-based product that connected directly to an external computer and offered real-time video manipulation and special effects capabilities with performance comparable to traditional video products but at a substantially lower price. The Company has since introduced additional video products which address needs in the broadcast, desktop and consumer video post-production markets.

         The Company was incorporated in California in 1986. The Company maintains its executive offices at 280 North Bernardo Avenue, Mountain View, California 94043, and its telephone number is (650) 526-1600.


                                  RISK FACTORS

         Risks Associated with Acquisition. In August 1997, the Company acquired the Miro Digital Video Group from Miro Computer Products AG. As a result of the acquisition, the Company acquired the assets of the Miro Digital Video Group, including the miroVIDEO and miroMOTION product lines, certain technology and other assets. Anticipated benefits of the acquisition will not be achieved unless the operations being acquired are successfully combined with those of the Company in a timely manner. Such combination will require substantial attention from management. The diversion of the attention of management and any difficulties encountered in the transition process could have a material adverse impact on the revenues and operating results of the Company. The integration of the Digital Video Group product lines will also require integration of the newly acquired product offerings and the coordination of the research and development and sales and marketing efforts of the Digital Video Group and the Company. The difficulties of assimilation may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining two different corporate cultures. In addition, the process of assimilating the Digital Video Group into the Company could cause the interruption of, or a loss of momentum in, the activities of the Company's business, which could have a material adverse effect on the Company. There can be no assurance that the Company will realize any of the anticipated benefits of the acquisition. In addition, the announcement and consummation of the acquisition could cause customers and potential customers of the Company or the Digital Video Group to delay or cancel orders for products as a result of customer concerns and uncertainty over product evaluation, integration and support. Such a delay or cancellation of orders could have a material adverse effect on the business, results of operations and financial condition of the Company. The Company anticipates that a significant portion of the purchase price will be charged as in-process research and development and other non-recurring costs in the quarter ending September 30, 1997. In addition, the negotiation and implementation of the acquisition will result in aggregate (pre-tax) expenses to the Company of approximately $2.0 million for costs associated with executing the transaction and integrating the businesses. Although the Company does not believe costs will exceed the aforementioned amount, there can be no assurance that the Company's estimate is correct or that unanticipated contingencies will not occur that could substantially increase the costs of combining the operations of the Miro

Digital Video Group with those of the Company. In any event, costs associated with the acquisition will negatively impact the Company's results of operations in the quarter ending September 30, 1997.

         Concentration of Sales With OEMs. The Company has been highly dependent on sales of Alladin and Genie products through original equipment manufacturers ("OEMs"), in particular Avid Technology, Inc. ("Avid"). This concentration of net sales subjects the Company to a number of risks, in particular the risk that its operating results will vary on a quarter to quarter basis as a result of variations in the ordering patterns of the OEM customers. Variations in the timing of revenues can cause significant fluctuations in quarterly results of operations. The Company's results of operations have in the past and could in the future be materially adversely affected by the failure of anticipated orders to materialize, by deferrals or cancellations of orders, or if overall OEM demand were to decline. For example, sales to Avid decreased sequentially for the quarters ended June 30, September 30, and December 31, 1996 contributing to the overall decline in net sales for the Company during those same periods, and then sales to Avid increased sequentially for the quarter ended March 31, 1997, and then again in the quarter ended June 30, 1997. If orders from OEM customers, and in particular Avid, were to decrease, the Company's business, operating results and financial condition would be materially adversely affected.

         Significant Fluctuations in Quarterly Operating Results. The Company's quarterly operating results have in the past varied, and are expected to vary in the future as a result of a number of factors, including the timing of significant orders from and shipments to major OEM customers, in particular Avid, the timing and market acceptance of new products or technological advances by the Company and its competitors, the mix of distribution channels through which the Company's products are sold, changes in pricing policies by the Company and its competitors, the accuracy of resellers' forecasts of end user demand, the ability of the Company to obtain sufficient supplies of the major subassemblies used in its products from its subcontractors, the ability of the Company and its subcontractors to obtain sufficient supplies of sole or limited source components for the Company's products, and general economic conditions both domestically and internationally. The Company's expense levels are based, in part, on its expectations as to future revenue and, as a result, net income would be disproportionately affected by a reduction in net sales.

         The Company experiences significant fluctuations in orders and sales, due mainly to reduced customer purchasing activity during the summer months the timing of major trade shows and the sale of consumer products in anticipation of the holiday season. Sales usually slowdown during the summer months, especially in Europe. The Company attends a number of trade shows which can influence the order pattern of products shown at those shows including the National Association of Broadcasters (NAB) convention held in April, the International Broadcasters Convention (IBC) held in September and the COMDEX show held in November of each year. The Company expects that its operating results will fluctuate in the future as a result of these and other factors, including changes in the rate of sales to OEM customers, in particular Avid, and the Company's success in developing, introducing and shipping new products, in particular DVExtreme, Lightning, and VideoDirector Studio 200. Due to these factors and the potential quarterly fluctuations in operating results, the Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance.

         Risks Associated with the Consumer Market. The Company recently entered the Consumer market with the purchase of Video Director product in June 1996 and began shipping the VideoDirector Studio 200 product in March 1997. In addition, the Company expects to expend considerable resources to develop, market and sell products into the consumer video market. The Company has limited prior experience developing, marketing and selling products into this market which has certain risks. Because the

VideoDirector Studio 200 must be used with a personal computer, a camcorder and a VCR not supplied by the Company, consumer acceptance will be adversely affected to the extent end users experience difficulties installing and using the VideoDirector Studio 200 with these components. The Company has limited experience selling products through the consumer distribution channel. To be successful in this market it is necessary that the Company establish and maintain an effective consumer distribution channel including consumer distributors, electronic retail stores and the ability to effectively handle phone and Internet orders. Although the Company believes that the consumer video market will continue to develop for products which offer consumers the ability to edit home videos, there can be no assurance that this market will continue to develop, or that the Company can successfully compete in this market. There can also be no assurance that the Company will be able to compete successfully against current and future competitors in the consumer video market, and to the extent the Company is not successful with the development, introduction and sale of products in this market segment, the Company's business, operating results and financial condition could be adversely affected.

         Risks Associated with Recent Product Introductions. The Company is critically dependent on the successful introduction, market acceptance, manufacture and sale of its recently introduced products to increase revenues and return to profitability. These products include the VideoDirector Studio 200 which is sold into the Consumer market and which began shipping in March 1997, and DVExtreme and Lightning which are sold into the Broadcast market both of which began shipping in June 1997. There can be no assurance that these products will achieve significant market acceptance, and to the extent they do not, the Company's business, operating results and financial condition could be materially adversely affected. In addition, as is typical with any new product introduction, quality and reliability problems may arise and any such problems could result in reduced bookings, manufacturing rework costs, delays in collecting accounts receivable, additional service warranty costs and a limitation on market acceptance of the product.

         Competition. The market for the Company's products is highly competitive and is characterized by rapid technological change, new product development and obsolescence, evolving industry standards and significant price erosion over the life of a product. The Company anticipates increased competition in all three markets into which Pinnacle products are sold: the Broadcast, Desktop, and Consumer video production markets. In particular, the consumer video production market in which VideoDirector Studio 200 competes is an emerging market and the sources of competition are not yet well defined. There are several established video companies that are currently offering products or solutions that compete indirectly with VideoDirector Studio 200 by providing some of the same features and video editing capabilities. In addition, the Company expects that existing manufacturers and new market entrants will develop new, higher performance, lower cost consumer video products that may compete directly with VideoDirector Studio 200. The Company expects that competition will intensify significantly as the market for consumer video editing products develops. The Company expects that potential competition in this market is likely to come from existing video editing companies, software application companies, or new entrants into the market. Suppliers of existing video editing equipment have the financial resources and technical know-how to develop products for the consumer video market. Suppliers of computer application software also compete in the Consumer editing market. Increased competition could result in price reductions, reduced margins and loss of market share, all of which would materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors.

         Dependence on Key Personnel. The Company's success depends in part upon the continued service of its senior management and key technical personnel, none of whom is bound by an employment agreement or the subject of key man life insurance. The Company's success is also dependent upon its ability to attract and retain qualified technical and managerial personnel. Significant competition exists for such personnel and there can be no assurance that the Company can retain its key technical and managerial employees or that it will be able to attract, assimilate and retain such other highly-qualified technical and managerial personnel as may be required in the future. There can be no assurance that employees will not leave the employ of the Company and compete against the Company, or that contractors will not perform services for competitors of the Company. If the Company is unable to retain key personnel, its business, operating results and financial condition could be adversely affected.

         Technological Change and Obsolescence: Risks Associated with Development and Introduction of New Products. The video post-production equipment industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. The Company's future operating results will depend to a considerable extent on its ability to continually develop, introduce and deliver new hardware and software products that offer its customers additional features and enhanced performance at competitive prices. Inherent in this process are a number of risks. The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation, as well as accurate anticipation of technological market trends. Once a new product is developed, such as the Companies most recently introduced products, VideoDirector Studio 200, DVExtreme, and Lightning, the Company must rapidly bring it into volume production, a process that requires accurate forecasting of customer requirements and the attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires the Company to manage the transition from older, displaced products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. For example, the Company expects that the introduction of DVExtreme and Lightning will result in a significant decline in sales of Prizm and Flashfile. In addition, since the Company's products are based in part on proprietary, internally-developed software, delays in software development could delay the ability of the Company to ship new products. The Company has experienced delays in the shipment of new products in the past, and these delays adversely affected sales of existing products and results of operations. Delays in the introduction or shipment of new or enhanced products, the inability of the Company to timely develop and introduce such new products, the failure of such products to gain market acceptance or problems associated with new product transitions could adversely affect the Company's business, operating results and financial condition, particularly on a quarterly basis.

         Dependence on Contract Manufacturers and Single Source Suppliers. The Company relies on manufacturing subcontractors to manufacture major subassemblies of the Company's products. The Company and its manufacturing subcontractors are dependent upon single or limited source suppliers for a number of components and parts used in the Company's products, including certain key integrated circuits. The Company's strategy to rely on subcontractors for major subassemblies and single source suppliers involves a number of significant risks, including the loss of control over the manufacturing process, the potential absence of adequate capacity, the unavailability of or interruptions in access to certain process technologies and reduced control over delivery schedules, manufacturing yields, quality and costs. In the event that any significant subcontractor or single source suppliers were to become unable or unwilling to continue to manufacture these subassemblies or provide critical components in required volumes, the Company would have to identify and qualify acceptable replacements. The process of qualifying manufacturing subcontractors and suppliers could be lengthy and no assurance can be given that any additional sources would be available to the Company on a timely basis. Any extended interruption in the future supply of or increase in the cost of the subassemblies manufactured by third party subcontractors could materially and adversely affect the Company's business, operating results and financial condition.

         Dependence on Resellers; the Absence of Direct Sales Force. The Company distributes its products primarily through a network of dealers, OEMs and other resellers. Accordingly, the Company is dependent upon these resellers to assist it in promoting market acceptance of the Broadcast, Desktop, and Consumer video products. There can be no assurance that these dealers, OEMs and retailers will devote the resources necessary to provide effective sales and marketing support to the Company. The Company's dealers and retailers are generally not contractually committed to make future purchases of the Company's products and therefore could discontinue carrying the Company's products in favor of a competitor's product or for any other reason. Because the Company sells a significant portion of its products through dealers and retailers, it is difficult to ascertain current demand for existing products and anticipated demand for newly introduced products such as DVExtreme, Lightning and Studio 200 regardless of the level of dealer inventory for the Company's products. Moreover, initial orders for a new product may be caused by the interest of dealers to have the latest product on hand for potential future sale to end users. As a result, initial stocking orders for a new product, such as DVExtreme, Lightning, and Studio 200 may not be indicative of long term end user demand. In addition, the Company is dependent upon the continued viability and financial stability of these dealers and retailers, some of which are small organizations with limited capital. The Company believes that its future growth and success will continue to depend in large part upon its dealer and retail channels. Accordingly, if a significant number of its dealers and/or retailers were to experience financial difficulties, or otherwise become unable or unwilling to promote, sell or pay for the Company's products, the Company's results of operations could be adversely affected.

         Risks of Third Party Claims of Infringement. There has been substantial industry litigation regarding patent, trademark and other intellectual property rights involving technology companies. In the future, litigation may be necessary to enforce any patents issued to the Company to protect trade secrets, trademarks and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any such litigation could be costly and a diversion of management's attention, which could have material adverse effects on the Company's business, operating results and financial condition. Adverse determination in such litigation could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

         International Sales are Subject to a Number of Risks. Sales of the Company's products outside of North America represented approximately 39.7%, 38.7% and 46.5% of the Company's net sales in fiscal 1997, 1996 and 1995, respectively. The Company expects that international sales will continue to represent a significant portion of its net sales, particularly in light of the acquisition of the Digital Video Group from Miro Computer Products AG.
International sales and operations may also be subject to risks such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, currency exchange fluctuations, generally longer receivable collection periods, political instability, trade restrictions, changes in tariffs, difficulties in staffing and managing international operations, potential insolvency of international dealers and difficulty in collecting accounts receivable. There can be no assurance that these factors will not have an adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.

                                 USE OF PROCEEDS


         The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholder.


                               SELLING SHAREHOLDER

         Miro Computer Products AG (the "Selling Shareholder") acquired the Shares in connection with the acquisition (the "Acquisition") by the Company of certain of the assets of the Selling Shareholder and certain of its subsidiaries effective August 31, 1997. All of the Shares offered hereby are being sold by the Selling Shareholder. The Shares held by the Selling Shareholder represent approximately 3% of the outstanding shares of the Company's Common Stock as of September 11, 1997 and upon completion of this offering, the Selling Shareholder will own none of the outstanding shares of Common Stock of Pinnacle.

         Pursuant to the terms of the Registration Rights Agreement dated as of August 29, 1997 (the "Registration Rights Agreement"), between the Company and the Selling Shareholder, the Company undertook to use commercially reasonable efforts to register the Shares held by the Selling Shareholder within fourteen days of the date of issuance of shares in connection with the closing of the
Acquisition. The Registration Rights Agreement also includes certain indemnification arrangements with the Selling Shareholder. Pursuant to the terms of the Registration Rights Agreement, the Selling Shareholder has agreed to effect any sale of shares covered by the Registration Rights Agreement through the offices of Hambrecht & Quist.


                              PLAN OF DISTRIBUTION

         The Shares may be sold from time to time by the Selling Shareholder or by pledgees, donees, transferees or other successors in interest. Such sales may be made in any one or more transactions (which may involve block transactions) on the Nasdaq National Market, or any exchange on which the Common Stock may then be listed, in the over-the-counter market or otherwise in negotiated transactions  or a  combination  of such  methods  of  sale,  at  market  prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may sell the Shares as agent or may purchase such Shares as principal and resell them for their own account pursuant to this Prospectus. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder and/or purchasers the Shares, for whom they may act as agent (which compensation may be in excess of customary commissions). In connection with such sales, the Selling Shareholder and any participating brokers or dealers may be deemed to be "underwriters" as defined in the Securities Act.

         The  Registration  Rights  Agreement  provides  that the  Company  will
indemnify  the  Selling  Shareholder  against  certain  liabilities,   including
liabilities under the Securities Act.

         The Company may suspend the use of this Prospectus for a discrete period of time, not exceeding 30 days, if, in the good faith determination of its Board of Directors, a development has occurred or condition exists as a result of which the Registration Statement or the Prospectus contains or incorporates by reference a material misstatement or omission, the correction of which would require the premature disclosure of confidential information that would, in the good faith determination of the Board of Directors, materially and adversely affect the Company. The Company may not exercise this delay right more than once in any twelve-month period. The Company is obligated in the event of such suspension to use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as practicable. This offering will terminate on the earliest of (a) two years from the date of issuance of the Shares or (b) the date on which all Shares offered hereby have been sold by the Selling Shareholder or (c) such time as all of the shares can be sold by the Selling Shareholder within a three-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 thereunder.

         Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

         There can be no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock offered by it hereunder.


                                     EXPERTS

         The consolidated financial statements and schedule of the Company as of June 30, 1997 and 1996 and for each of the years in the three-year period ended June 30, 1997 have been incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the costs and expenses, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and Nasdaq National Market listing fee.


                                                                  Amount to
                                                                   Be Paid
                                                                   -------
SEC registration fee ........................................      $ 1,500
Nasdaq National Market listing fee ..........................        4,072
Printing expenses ...........................................       10,000
Legal fees and expenses .....................................       10,000
Accounting fees and expenses ................................        7,500
Miscellaneous expenses ......................................        6,928
                                                                   -------
         Total ..............................................      $40,000
                                                                   =======

Item 15. Indemnification of Directors and Officers

         As permitted by Section 204(a) of the California General Corporation Law, the Registrant's Articles of Incorporation eliminate a director's personal liability for monetary damages to the Registrant and its shareholders arising from a breach or alleged breach of the director's fiduciary duty, except for liability arising under Sections 310 and 316 of the California General Corporation Law or liability for (i) acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Registrant or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) interested transactions between the corporation and a director in which a director has a material financial interest, and (vii) liability for improper distributions, loans or guarantees. This provision does not eliminate the directors' duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under California law.

         Sections 204(a) and 317 of the California General Corporation Law authorize a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act. The Registrant's Articles of Incorporation and Bylaws contain provisions covering indemnification to the maximum extent permitted by the California General Corporation Law of corporate directors, officers and other agents against certain liabilities and expenses incurred as a result of proceedings involving such persons in their capacities as directors, officers employees or agents, including proceedings under the Securities Act or the Exchange Act. The Company has entered into Indemnification Agreements with its directors and executive officers.

         The Registration Rights Agreement dated as of August 29, 1997, by and between the Registrant and Miro Computer Products AG provides that the Company will indemnify the Selling Shareholder identified therein against certain liabilities, including liabilities under the Securities Act.

         At present,  there is no pending  litigation or proceeding  involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

Item 16. Exhibits


 Exhibit No.     Description
 -----------     -----------

     4.2 Registration Rights Agreement dated August 29, 1997 by and between the Registrant and Miro Computer Products AG.

     5.1          Opinion  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation

     23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

     23.2         Consent of Counsel (included in Exhibit 5.1).

     24.1         Power of Attorney (see II-4).


Item 17. Undertakings

         The Registrant hereby undertakes:

         1.       To file,  during any period in which offers or sales are being
made,  a   post-effective   amendment  to  this   Registration Statement:

         a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

         b. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         c. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 12th day of September, 1997.

                            PINNACLE SYSTEMS, INC.


                            By: /s/  ARTHUR D. CHADWICK
                                ------------------------------------------------
                                     Arthur D. Chadwick
                                     Vice President, Finance and Administration,
                                     Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Mark L. Sanders and Arthur D. Chadwick his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3 (including post-effective amendments), to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, thereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutions, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

       Signature                         Title                                      Date
       ---------                         -----                                      ----

  /s/ MARK L. SANDERS       President, Chief Executive Officer and            September 12, 1997
--------------------------  Director (Principal Executive Officer)
    Mark L. Sanders

 /s/ ARTHUR D. CHADWICK     Vice President, Finance and                       September 12, 1997
--------------------------  Administration and Chief Financial
     Arthur D. Chadwick     Officer (Principal Financial and
                            Accounting Officer)

    /s/ AJAY CHOPRA         Chairman of the Board, Vice President,            September 12, 1997
--------------------------  Desk Products
      Ajay Chopra

                            Director
--------------------------
       John Lewis

 /s/ CHARLES J. VAUGHAN     Director                                          September 12, 1997
--------------------------
   Charles J. Vaughan

  /s/ NYAL D. McMULLIN      Director                                          September 12, 1997
--------------------------
    Nyal D. McMullin

 /s/ GLENN E. PENISTEN      Director                                          September 12, 1997
--------------------------
   Glenn E. Penisten

                                      EXHIBIT INDEX



 Exhibit No.     Description
 -----------     -----------

     4.2 Registration Rights Agreement dated August 29, 1997 by and between the Registrant and Miro Computer Products AG.

     5.1          Opinion  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation

     23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

     23.2         Consent of Counsel (included in Exhibit 5.1).

     24.1         Power of Attorney (see II-4).